RENO, Nev.--(BUSINESS WIRE)--May 17, 2000-- HomeSeekers.com, Incorporated (NASDAQ:HMSK - news) announced today an agreement to acquire equity in, and enter into an operating agreement with, Hong Kong-based the Property Portal! Limited (PP.com). Salomon Smith Barney acted as advisor to HomeSeekers.com in this transaction.

HomeSeekers.com will receive equity in PP.com and provide technology targeted to advance the expansion of PP.com throughout China, Hong Kong, Taiwan, Singapore, Malaysia and Thailand. HomeSeekers.com will acquire approximately a 20% interest in PP.com. HomeSeekers.com will issue 1.6 million shares of its common stock and warrants to purchase 1 million shares of HomeSeekers.com common at $7 per share.

PP.com will be entitled to use HomeSeekers.com's multiple listing service product, MLS2000 (based on XML technology), its desktop productivity tool Realty 2000, and other technology consulting services through a technology license and service agreement.

Stated HomeSeekers.com Chairman and CEO, Greg Costley, "we are very pleased to align ourselves with PP.com and its investor group in creating what we feel will be the leading online portal for real estate in China, Hong Kong, Taiwan, Singapore, Malaysia and Thailand. The potential combination of our technology; the strength possessed by the other PP.com investors in technology, communications and relationships throughout the targeted markets; and the early mover advantage of PP.com, add up to create what we anticipate will be an extremely strong company in the Asian online real estate space."

Established in October 1999, PP.com has already entered into strategic partnerships with over 100 Chinese-oriented property corporations and institutions. With approximately 100 employees, the company operates a popular property web portal site and has an extensive database in Hong Kong. PP.com is pursuing licenses to operate in four major Chinese cities - Beijing, Shanghai, Guangzhou and Shenzen. The Company's aim is to become the first global property portal for all Chinese communities. Its business model is to provide a global networked Internet platform that meets the needs of property developers, real estate agents and merchants.

On February 24, 2000, Pacific Century CyberWorks ("PCCW" SEHK; 1186), the Hong Kong-listed technology flagship of Pacific Century Group, took a 25 percent stake in PP.com. PCCW is expected to provide one member to the HomeSeekers.com Board of Directors. In addition, HomeSeekers.com will provide two members to the Board of Directors of PP.com.

Costley said: "With the breadth and reach of PCCW throughout Asia we anticipate a great deal of strength to our international initiatives by having PCCW on our board."

About HomeSeekers.com, Inc.

HomeSeekers.com, Incorporated is a leading provider of technology to the North American and International real estate industries. The company provides technology solutions and services targeted to brokers, agents, Multiple Listing Services (MLS), builders, consumers and others involved in the real estate industry. Product and services offerings can be viewed at the company's primary website, http://www.homeseekers.com.

About PP.com

Established in October 1999, PP.com is a leading property portal specially designed for the Chinese property industry. The site offers a host of features and facilities, as well as language options for English, simplified and traditional Chinese. Its creation was inspired by the growing class of Asian professionals with rising disposable incomes and increasing reliance on technology to manage their busy lives.


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Delivering a unique one-stop property solution, PP.com is easily navigable by eight high- performance interactive channels that are logically sequenced in the process of purchasing a property. From establishing budgets and determining preferred neighborhoods to virtual tours of properties, mortgage facilities and legal advice, PP.com is the most comprehensive site of its kind in Asia. The site also provides information on home improvement and interior design services, feng shui practitioners and a host of useful tips.

This press release contains various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future results of operations and market opportunities that are based on HomeSeekers.com's current expectations, assumptions, estimates and projections about the company and its industry. Investors are cautioned that actual results could differ materially from those anticipated by the forward-looking statements as a result of the success of HomeSeekers.com's branding and consumer awareness campaign and other marketing efforts; competition from existing and potential competitors; HomeSeekers.com's ability to continue to develop and integrate new products, services and technologies; and risks and competitive factors associated with doing business outside of the U.S. These factors, along with other potential risks and uncertainties are discussed in HomeSeekers.com's reports and other documents filed with the Securities and Exchange Commission.